Exhibit 99.1

DATED June 15, 2008

SINOENERGY HOLDING LIMITED,

as Vendor,

GREKA SNU LTD.,

as Purchaser,

and

SINOENERGY CORPORATION,

as Guarantor

SHARE PURCHASE AGREEMENT

relating to the sale and purchase
of the whole of the issued share capital of
GIANT POWER INTERNATIONAL INVESTMENT LTD

This Agreement is dated June 15, 2008 and made

BETWEEN:

(1)
Sinoenergy Holding Limited, a company organized and existing under the laws of the British Virgin Islands, having its registered office at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (the "Vendor");

(2)
Greka SNU Ltd., a company organized and existing under the laws of the British Virgin Islands, having its office is at Suite 3308, 33rd Fl, Exchange Square Two, Central, Hong Kong (the "Purchaser"); and

(3)
Sinoenergy Corporation, a company organized and existing under the laws of the state of Nevada in the United States of America, having its principal executive office at 234-5149 Country Hills Blvd., NW, Suite 429, Calgary, Alberta, Canada T3A 5K8 (the “Guarantor”).

WHEREAS

A.
The Vendor lawfully owns 100% of the issued share capital of GIANT POWER INTERNATIONAL INVESTMENT LTD (the “Company”), a company organized and existing under the laws of Hong Kong (with registration details listed in Part I of Schedule 1).

B.
The Company lawfully owns 35% of the equity shares of Zhengzhou PetroChina Hengran Petro-Gas Company Limited and 26.2% of the equity shares of Anhui PetroChina Hengran Petro-Gas Company Limited (with details of these two affiliates of the Company listed in Part II of Schedule 1).

C.	The Vendor has agreed to sell and the Purchaser has agreed to purchase and pay for (or procure the purchase and payment for) the Shares, on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

1.1.	Definitions

"Affiliate"
means in relation to the Purchaser, the Vendor, and the Company, any legal entity directly or indirectly controlled by, or under the direct or indirect control of the Purchaser, the Vendor or the Company, as applicable. The term "control" (as well as the terms "controlling" and "controlled"), as used herein, means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether by voting rights, contract or otherwise, provided, however, the direct or indirect possession of more than 25% of the equity shareholding in such entity shall always be deemed to be "control"

"Agreed Form"	means, in relation to any document, such document in the terms agreed between the parties and signed by or on behalf of them for the purposes of identification;
"Balance Sheet Date”	means December 31, 2007;
"Business Day"	means a day on which banks are open for ordinary banking business in Hong Kong SAR (excluding Saturdays, Sundays and public holidays);
"Completion"	means the completion of the sale and purchase of the Shares in accordance with Clause 6;
"Completion Date"	means the date set for Completion in accordance with Clause 6.1;
"Consideration"	has the meaning given in Clause 3.1;
"Continuing Director(s)"	means those Directors identified with an asterisk as continuing directors in Schedule 1;
"Directors"	means the directors of the Company and its Subsidiaries named in Schedule 1;
"Disclosure Bundle"
means the documents annexed to, delivered with and forming part of the Disclosure Letter, as briefly described in the index annexed to the Disclosure Letter and which are referred to in the specific disclosures set out therein;

"Disclosure Letter"	means the letter dated the same date as this Agreement written and delivered by or on behalf of the Vendor to the Purchaser before the execution of this Agreement;

"Encumbrance"
means any interest or equity of any person (including, without limitation, any right to acquire, option or right of pre-emption) and any charge, mortgage, security interest, pledge, lien (including retention of title claims), assignment, power of sale or hypothecation and any rental, hire purchase, creditor, conditional sale or other agreement for payment on deferred terms or any other third party right or encumbrance of any nature whatsoever (whether or not perfected) and the term "encumber" shall be construed accordingly;

"Financial Accounts"
means the unaudited consolidated financial statements of the Company and the audited financial statements of the Subsidiaries for the accounting reference period ending on the Balance Sheet Date, in each case comprising a balance sheet as at the Balance Sheet Date and a profit and loss account and a cash flow statement for the financial year ended on that date including, in each case, the notes thereto and with respect to the audited financial statements of the Subsidiaries, the auditors' reports thereon;

"Hardware"
means any information technology, communication or computer system (other than the Software) licensed to, or networked, used or owned by, the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries (including, without limitation, computer equipment such as microprocessors, terminals, keyboards, screens, servers, disks, telephone equipment and firmware and all other cabling, peripheral and associated electrical and electronic equipment);

"Hazardous Substances"
means any substance including any natural or artificial matter whether in solid or liquid form or in the form of a gas or vapour whether alone or in combination (chemically or physically) with any other substance causing or capable of causing harm to any living organism or damage to the environment including, without limitation, any waste substance, radioactive matter, oil, ozone depleting substances and genetically modified organisms;

"HIBOR"
means, in relation to any amount outstanding during a calendar month, the one (1) month Hong Kong Interbank Offered Rate for US$ quoted on Telerate Page 9898 (or its equivalent) at 11:00a.m. for the first Hong Kong SAR banking day of that calendar month;

“Hong Kong Dollars”	means the lawful currency of Hong Kong SAR;
"Hong Kong SAR" or "Hong Kong"	means the Hong Kong Special Administrative Region of the People’s Republic of China;
"Indebtedness"
means, in respect of any person, any obligation (whether present or future, actual or contingent and whether as principal or surety) for the payment or repayment of money (whether in respect of interest, principal or otherwise) incurred in respect of monies borrowed or raised; any bond, note, loan stock, debenture or similar instrument; any acceptance credit, bill discounting, note to purchase, factoring or documentary credit; any finance lease, bond, letter of credit or other instrument issued in connection with the performance of any contract; any interest rate or currency swap agreement or any other hedging or derivative instrument or agreement; any indemnity or similar insurance against financial loss in respect of the obligation of any other person falling within any of the foregoing;

"Information Technology"	means Hardware and Software;
"Intellectual Property"
means all intellectual property owned, used or required to be used by the Company or any of its Subsidiaries including without limitation, patents, trade and service marks (whether or not registered), registered and unregistered design rights and applications and rights to apply for any of the foregoing; Know-How; copyrights and topography rights; data base rights; trade, business, company names, get-up, logos, slogans, internet domain names and e-mail addresses, and Information Technology / Software; formulae, inventions, rights under licences (including, without limitation, Intellectual Property Licences), consents, orders, statutes or otherwise in relation to any of the foregoing and all rights and forms of protection of a similar or analogous nature or having similar effect to any of the foregoing anywhere in the world, which now or in the future may subsist including the right to sue for past infringements of any of the foregoing rights;

"Intellectual Property Licences"
means any agreements, contracts or arrangements entered into prior to the Completion Date by or on behalf of the Company or any of its Subsidiaries relating in any way to Intellectual Property used by the Company and its Subsidiaries.

"Know How"
means all industrial and commercial information and techniques, (wherever situated) relating to the activities of the Company or any of its Subsidiaries and in any form (including paper, electronically stored data, magnetic media, film and microfilm) including, without limitation, discoveries, improvements, designs, techniques, computer programmes and test responses and other processes and information (including that comprised in or derived from formulae, techniques, designs, specifications, drawings, component lists, manuals, instructions and catalogues);

"Management Accounts"	means the unaudited management accounts relating to Company and its Subsidiaries for any period, or drawn up as at any date, since the Balance Sheet Date;
"Material Adverse Change"
means any material adverse change in the business, assets or position (financial, trading or otherwise), profits or prospects of the Company and its Subsidiaries taken as a whole or any of the Company’s Subsidiaries or any event or circumstance that would or could reasonably be expected to result in such a material adverse change, including, in each case, any such change resulting from or arising out of or in connection with (i) economic, industry or market events, occurrences, developments, circumstances or conditions (including any changes in financial, commodities, securities or banking markets), whether general or regional in nature or limited to any area in which the Company or its Subsidiaries operate, (ii) changes in applicable Laws or regulatory policies after the date hereof, (iii) changes in generally accepted accounting standards after the date hereof and (iv) changes in political conditions (including acts of war, whether or not declared, armed hostilities and terrorism);

"Payment Account Details"
means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, account location and other details specified by the payee and necessary to effect payment (whether by cheque, banker's draft, telegraphic or other electronic means of transfer) to the payee;

"Permits"
means any permit, licence, authorisation, consent or other approval required by any laws for the operation of the business the Company or any of its Subsidiaries the occupation or use of any of the Properties;

"Prior Agreement"	means that certain share purchase agreement, dated as of January 11, 2008, by and between the Vendor, Wong Chun Hung, Kuo Herng-Fuu and Shi Jie, pursuant to which the Vendor acquired the Shares.
"Properties"	means the properties, particulars of which are set out in the Disclosure Letter and includes any part thereof and "Property" means any one of them;
"Purchaser's Group"	means the Purchaser and any Affiliate of the Purchaser from time to time;

"Shareholder Loans"	means all shareholder loans made by the Vendor to the Company;
"Shares"	means the entire issued share capital of the Company (i.e., 100,000 shares), par value HK$1.00 per share;
"Software"
means all computer software, used, owned or licensed to the Company or any of its Subsidiaries, in connection with the business of the Company and its Subsidiaries, including in respect of such owned computer software all visual expressions, screen formats, report formats and other design features and algorithms used in developing or incorporated into such computer software and all versions (current and prior) of the source, object and machine code for such computer software;

"Subsidiaries"	means the subsidiaries and/or the associated companies of the Company, including those subsidiaries the details of which are contained in Part 2 of Schedule 2;
“US$”	means United States dollars, the lawful currency of the United States of America;
"Warranties"	means the warranties and representations of the Vendor set out in Clause 7.1 and "Warranty" means any one of them.

1.2.	Construction of certain references

In this Agreement where the context admits:
1.2.1.	any reference to any statute or statutory provision shall include:

1.2.1.1.	all subordinate legislation made from time to time under that provision (whether or not amended, modified, re-enacted or consolidated) which is in force at the date of this Agreement;

1.2.1.2.
such provision as from time to time amended, modified, re-enacted or consolidated (whether before or after the date of this Agreement) to the extent such amendment, modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement prior to the Completion Date and (to the extent liability thereunder may exist or can arise) shall include any past statutory provision (as from time to time amended, modified, re-enacted or consolidated) which the provision referred to has directly or indirectly replaced;

1.2.2.	any reference to the singular shall include the plural and vice-versa;

1.2.3.	any references to the masculine, the feminine and the neuter shall include each other;

1.2.4.
any reference to a "person" includes any individual, firm, partnership, body corporate wherever incorporated or registered, corporation sole or aggregate, state or agency of a state, joint venture, partnership and any unincorporated association, in each case, whether having separate legal personality or not;

1.2.5.	any references to a "company" shall include a body corporate;

1.2.6.
the recitals, schedules and exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include any recitals, schedules and exhibits to it. Any references to clauses and schedules are to clauses of and schedules to this Agreement. Any references to parts or paragraphs are, unless otherwise stated, references to parts or paragraphs of the schedule in which the reference appears;

1.2.7.
any reference to books, files, records or other information or any of them means books, files, records or other information or any of them in any form or in whatever medium held including paper, electronically stored data, magnetic media, film and microfilm;

1.2.8.	any reference to a time of day is to Hong Kong SAR time;

1.2.9.	headings to clauses, parts and paragraphs of schedules and schedules are for convenience only and do not affect the interpretation of this Agreement;

1.2.10.
any reference to any Hong Kong SAR legal term for any action, remedy, method of judicial proceedings, legal document, legal status, act of Parliament, ordinance, court, official or legal concept shall, in respect of any jurisdiction other than Hong Kong, be deemed to be to that which most nearly approximates to the Hong Kong legal term in that jurisdiction.

2.	AGREEMENT TO SELL THE SHARES

Subject to the terms and conditions of this Agreement, the Vendor as the legal and beneficial owner shall sell, and the Purchaser, relying on (amongst other things) the representations, warranties and undertakings contained in this Agreement, shall purchase, the Shares (and any Shareholder Loans) on the Completion Date free from all Encumbrances and together with all rights and advantages now and hereafter attaching thereto including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made on or after the Completion Date.

3.	CONSIDERATION

3.1.	Amount

The aggregate consideration payable at Completion for the purchase of the Shares (and any Shareholder Loans) (the "Consideration") shall be US$10,680,000 which will be payable in the amounts and on the dates specified in the following provisions of this Clause.

3.2	Method of Payment

3.2.1	The Consideration shall be paid by the Purchaser to the Vendor in cash in immediately available funds at the times and in the amounts specified in Clause 3.2.2.

3.2.2
Subject to Clause 3.2.1, any payments made to a party to this Agreement pursuant to this Agreement shall be made in cash in either RMB or US$, in accordance with the payment schedule specified in Clause 3.3. Any payment made in RMB will be calculated based on the rate of the mid-point spot exchange for US$ against RMB on the Completion Date by Bank of China, and effected by crediting the account specified in the Payment Account Details of the payee(s) by way of electronic means of transfer in immediately available funds on or before the due date for payment (unless the party required to make payment and the payee agree otherwise in writing) which shall fully discharge and satisfy the obligations of the party required to make such payment.

3.3	Payment Schedule

3.3.1
The Purchaser shall pay 50% of the amount of the Consideration, i.e. US$5,340,000, to an account(s) designated by the Vendor on the Completion as defined in Clause 6. Payment of the entire amount of US$5,340,000 shall be made in RMB.

3.3.2
The Purchaser shall pay the remaining 50% of the amount of the Consideration, i.e. US$5,340,000, to an account(s) designated by the Vendor on the later of (i) 5 days after the date of Completion as defined in Clause 6 or (ii) the satisfaction of the Purchaser, in its reasonable discretion, that all representations and warranties set forth in Clause 7 of this agreement are true and correct, including, without limitation, the representation of the Vendor in relation to the payment of the registered capital increase set forth in Clause 7.1.24 and that the directors’ resignations described in Clause 6.2.1(i) have been delivered. The parties further agree that there will be a dollar-for-dollar reduction in the payment of the Consideration under this Clause 3.3.2 in relation to the failure of any representation or warranty to be true to the extent identified by the Purchaser prior to the payment of such Consideration.

4.	CONDITIONS

4.1	Conditions for Completion

Completion of this Agreement is conditional upon (and accordingly the Consideration will not be paid to the Vendor and beneficial ownership in the Shares will not pass until) satisfaction or waiver by the Purchaser pursuant to Clause 4.2.4 of the following conditions, or their satisfaction subject only to Completion of this Agreement:

4.1.1.	the passing at a duly convened and held board meeting by the directors of the Purchaser of resolutions in the Agreed Form to approve the purchase of the Shares pursuant to this Agreement;

4.1.2.
there having occurred no Material Adverse Change in the period between the date of this Agreement and Completion, or any event, change, effect or development that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Change;

4.1.3.
on or before the Completion Date, nothing shall have occurred or been omitted which is, or had it occurred or been omitted on or before the date of this Agreement would have constituted, a material breach of the Warranties except for those facts and circumstances already disclosed to the Purchaser in the Disclosure Letter;

4.1.4.
no legal proceeding shall have been instituted or threatened or claim or demand made against the Vendor, the Company or any of its Subsidiaries or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and no order or judgment of any court or governmental, statutory or regulatory body having been issued or made prior to Completion, which has the effect of making unlawful or otherwise prohibiting the purchase of the Shares by the Purchaser;

4.1.5.
the Vendor having performed or complied with, in all material respects, all covenants, obligations and agreements contemplated by this Agreement to be performed or complied with by it at or prior to Completion;

4.1.6.
all necessary notification and filings having been made, the expiry, lapsing or termination of all applicable waiting periods (including extensions thereof) under any applicable legislation or regulations and all the licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals necessary or desirable for or in respect of the proposed acquisition of the Company and its Subsidiaries by the Purchaser having been obtained from appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies on terms satisfactory to the Purchaser and such licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals remaining in full force and effect;

4.1.7.
on or prior to the Completion Date, the Vendor shall have made or caused to be made all deliveries required to be delivered by the Vendor in accordance with clause 6.2; provided, however, that prior to Completion, each of the deliverables set forth in Clauses 6.2.1(a) to 6.2.1(e) shall be delivered prior to such Completion Date and the directors’ resignations described in Clause 6.2.1(i) shall be delivered within seven days of the Completion Date;

4.1.8.	the Company shall be in compliance in all material respects with all laws of any authority applicable to its business or operations.

4.1.9.	all corporate actions heretofore taken by the Company shall have been authorized and approved to the reasonable satisfaction of the Purchaser.

4.1.10.	the Purchaser shall have completed its satisfactory business, legal and accounting due diligence review of the Company and its Subsidiaries.

4.2	Responsibility for Satisfaction

4.2.1	The Vendor hereby undertakes to use its best endeavours to ensure the satisfaction of the conditions set out in Clauses 4.1.2 to 4.1.9 as soon as possible after the date of this Agreement.

4.2.2
The Purchaser shall use its best endeavours to procure satisfaction of the conditions set out in Clause 4.1.1 and 4.1.6 as soon as possible after the date of this Agreement but provided that this shall not give rise to an obligation on the part of the Purchaser to assume material expenditure to achieve the same.

4.2.3
Without prejudice to the foregoing, it is agreed that all requests and enquiries from any government, governmental, supranational or trade agency, court or regulatory body shall be dealt with by the Vendor and the Purchaser in consultation with each other and each of the Vendor and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

4.2.4
In the event that the Purchaser decides to proceed to Completion, notwithstanding the failure of the Vendor to satisfy the conditions in Clauses 4.1.2 to 4.1.9, then the right of the Purchaser to make a claim in respect of such failure will not be prejudiced by a decision to waive the condition and proceed to Completion.

4.2.5
The party responsible for the satisfaction of each condition as specified in Clause 4.1 shall promptly give notice to the other party of the satisfaction of the relevant conditions immediately upon becoming aware of the same. Should the Vendor or the Purchaser become aware of anything which will or may prevent any of the conditions set out in Clause 4.1 from being satisfied by the time and date required by Clause 4.3.1 the relevant party shall forthwith notify the other in writing.

4.3	Non-Satisfaction

4.3.1
If any of the conditions in Clause 4.1 is not satisfied or (waived by the Purchaser) on or before June 30, 2008, or such other date as the parties may agree or the Purchaser becomes aware of any fact that would prevent any of the conditions in Clause 4.1 from being satisfied, the Purchaser or the Vendor may terminate this Agreement; provided, however, that the right to terminate this Agreement under this Clause 4.3.1 shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations hereunder shall have been the cause of, or shall have resulted in, the failure of such conditions to be satisfied prior to such date.

4.3.2
 In the event that the Purchaser shall terminate this Agreement in accordance with Clause 4.3.1, all obligations of the Purchaser and the Vendor under this Agreement shall, unless otherwise expressly stated, cease other than the obligations in Clause 10 and 12.2, which shall continue indefinitely. But, for the avoidance of doubt, all rights and liabilities of the parties which have accrued before termination shall continue to exist.

5.	Undertakings up to COMPLETION

5.1	Vendor's General Assistance Obligations

The Vendor undertakes to procure that from the date of this Agreement until Completion:

5.1.1
The Vendor will take all possible efforts to procure that the Company and each of its Subsidiaries carry on business only in the ordinary and usual course and in the manner and scope carried on as at the date of this Agreement, save insofar as agreed in writing by the Purchaser;

5.1.2
Upon reasonable notice from the Purchaser, the Vendor will take all possible efforts to help the Purchaser access to the employees and premises of the Company and its Subsidiaries and access to, and to take copies of, the books and records of the Company and its Subsidiaries including, without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, Intellectual Property, tax records, supplier lists and customer lists in the possession or control of the Company and its Subsidiaries;

5.1.3
Such representatives and advisers as the Purchaser requests may be designated to work with the Vendor with regard to the management and operations of the Company and its Subsidiaries. The Vendor will consult, and will cause the Company and its Subsidiaries to consult, with such representatives and advisers with respect to any action which may materially affect the business of the Company and its Subsidiaries taken as a whole. The Vendor will furnish and will cause the Company and its Subsidiaries to provide to such representatives and advisers such information as they may reasonably request for this purpose;

5.1.4	The Vendor will take all possible efforts to procure that the Company and its Subsidiaries shall take all reasonable steps to preserve its property and assets;

5.1.5	The Vendor will take all possible efforts to procure that the Company and its Subsidiaries take all reasonable steps to preserve the validity of its Intellectual Property;

5.1.6
Save only as may be necessary to give effect to this Agreement, the Vendor, with all possible effort, shall not, and shall procure that the Company and its Subsidiaries shall not, commit or procure any act or omission which would render any of the Warranties untrue, inaccurate or misleading in any respect or would do so if they were also to be given at any and all times until Completion; and

5.1.7	The Vendor will take all possible efforts to procure that the Company and its Subsidiaries shall in time provide to the Purchaser monthly management accounts in the usual form.

5.2	Vendor’s Standstill Undertaking

5.2.1	From the date of signing this Agreement until the Completion Date, the Vendor expressly undertakes that it shall cause the Company and its Subsidiaries to:

(a)
maintain their business and operations in accordance with past practices but refraining from making any strategic decisions, or causing any material changes to the structure and normal business operations of the Company or its Subsidiaries, that may have a materially or detrimental effect on Purchaser’s implementation of the sale and transfer of the Shares. Any necessary decisions or actions by the Company or its Subsidiaries that may have to be made and that may have a material or detrimental effect on the Purchaser during the relevant period should be fully disclosed immediately and in writing by the Vendor to the Purchaser prior to the execution of such decision or action;

(b)	continue to meet their contractual obligations incurred in the ordinary course of business in accordance with past practices;

(c)	pay all of their obligations as they mature in the ordinary course of business, in accordance with past practices;

(d)	preserve, in accordance with past practices, their current relations with their existing employees; and

(e)	preserve, in accordance with past practices, their current relations with their suppliers, customers, distributors and others with whom they have business relations.

5.2.2
At the request of Purchaser, the Vendor shall ensure that Purchaser is provided with all of the Company’s and its Subsidiaries’ board of directors and shareholder meeting minutes and resolutions, and decisions made at management level meetings concerning any and all of the Company’s and its Subsidiaries’ strategic or operational decisions taken during this period;.

5.2.3
Provide access to facilities and records of the Company and its Subsidiaries to Purchaser’s representatives, including reasonable access during normal business hours to inspect the operations of the Company and its Subsidiaries and any records of the assets of the Company or its Subsidiaries;

5.2.4
The Vendor agrees that it shall and shall cause the Company and its Subsidiaries to advise on a regular and frequent basis any representative of the Purchaser regarding material operational developments of the Company and its Subsidiaries, including the entering into or the termination of any material customer or vendor contract and the general status of ongoing operations as reasonably requested by any representative of the Purchaser.

5.2.5
The Vendor shall, and shall cause the Company and its Subsidiaries, to promptly provide Purchaser’s representative with all information it reasonably requests in respect of the Company and its Subsidiaries, their operations or their assets.

5.2.6	The Vendor shall not cause the Company and its Subsidiaries to pay any dividends or make any other distribution of profits of assets during this period.

6.	COMPLETION

6.1	Date and Place

Subject to Clause 4, Completion shall take place at the offices of the Purchaser on the later of (i) June 18, 2008 or (ii) within 2 Business Days following fulfillment (or waiver thereof by the party entitled to waive that condition) of the conditions set out in Clause 4.1, other than any condition which, by its nature, shall occur at the Completion, subject to their occurrence at the Completion.

6.2	Vendor’s obligations on Completion

6.2.1	On Completion, the Vendor shall deliver or procure the delivery to the Purchaser of:

(a)
duly executed instruments of transfer executed by the Vendor in favour of the Purchaser (or as the Purchaser shall direct) in relation to all of the Shares, together with the original certificate(s) representing the Shares (or an indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing) and such waivers and consents and such other documents as the Purchaser may require to enable the Purchaser or its nominee(s) to be registered as the holder of the Shares, including the delivery to the Purchaser of the stamp duty payable by the Vendor in connection with the transfer as reasonably determined by the Purchaser;

(b)
a certified copy of the register of members of the Company showing the Purchaser as the registered owner of the Shares on the Completion Date (together with all required board and shareholder consents required to give effect thereto);

(c)	duly executed powers of attorney or other authorities under which any of the transfers referred to in Clause 6.2.1(a) have been executed ;

(d)	certified copies of the board resolutions of the Company in respect of the transactions contemplated under this Agreement;

(e)
certified copies of the board resolutions of the Vendor in respect of the transactions contemplated under this Agreement, including the sale of the Shares held by the Vendor and the execution of the transfers in respect of it;

(f)
a certificate executed by a director of the Company dated as of the Completion Date (in form and substance reasonably satisfactory to the Purchaser), certifying the following matters: (i) resolutions of the board as to the matters described in paragraph (d) above, (ii) a copy of the organizational documents of the Company; and (iii) incumbency matters;

(g)
a certificate executed by a director of the Vendor dated as of the Completion Date (in form and substance reasonably satisfactory to the Purchaser), certifying the following matters: (i) resolutions of the board as to the matters described in paragraph (e) above, (ii) a copy of the organizational documents of the Vendor; and (iii) incumbency matters;

(h)	common seal, minute book, statutory register and share certificate books of the Company and each of its Subsidiaries;

(i)
the resignations by way of deed, in the Agreed Form, of all Directors, other than the Continuing Directors, and the Company Secretary of the Company and its Subsidiaries, in each case acknowledging that such Director has no claim against the Company or its Subsidiaries whether for loss of office or otherwise;

(j)
an acknowledgement from the Vendor to the Purchaser and the Company, executed as a deed, to the effect that save in relation to remuneration or reimbursement of expenses properly incurred in relation to his or her employment, details of which are specified in such deed, there is no outstanding indebtedness or other liability owing at Completion from the Company or its Subsidiaries to such Vendor or to any such Vendor's Affiliate;

(k)	the Disclosure Letter duly executed by the Vendor; and

(l)	the assignment agreement relating to the assignment of the Shareholder Loans from the Vendor to the Purchaser.

(m)	other items as the Purchaser may reasonably request, including, without limitation, certificates of title, evidence that arrangements with connected parties have been terminated, etc.

6.2.2 The Vendor shall procure that the Company use its best efforts to procure that a board meeting of each Subsidiary is held at which it is resolved that:

(a)	the auditor nominated by the Purchaser are appointed as auditors; and

(b)	its bank mandates are revised in such manner as the Purchaser may require.

6.3	Purchaser's obligations on Completion

On Completion, and subject to compliance by the Vendor with the foregoing provisions of Clause 4.1 and this Clause 6, the Purchaser shall pay the Consideration in the manner specified in Clause 3.2. Receipt of funds in accordance with Clause 3.2 shall constitute full discharge and satisfaction by the Purchaser in respect of the payment of the Consideration.

Following Completion but prior to the payment of the second installment of the Consideration as described in Clause 3.3.2, the Vendor shall ensure that the bank account holding proceeds designated for contribution as registered capital of Anhui PetroChina Hengran Petro-Gas Company Limited (“Anhui”) is contributed and that it contributes additional funds so that sufficient proceeds are in the account to make the payment to increase such registered capital. Such contributions will be deemed for all purposes as a shareholder loan by the Purchaser to the Company. If the full amount required to pay such registered capital increase is not contributed prior to the payment of the second installment of the Consideration (or to the extent such funds do not come from a source outside of the Company), the Purchaser shall be entitled to deduct an amount equal to any such shortfall from the payment of the second installment of the Consideration and such deduction shall be deemed a reduction in the Consideration payable hereunder.

6.4	Right to Terminate

If the conditions set forth in Clause 4.1 are not fully complied with on or prior to the date set forth in Clause 4.3.1, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice to the Vendor served on such date:

6.4.1 to defer Completion to a new date (not being more than 20 Business Days after the agreed date for Completion) in which case the provisions of this Clause 6.4 shall apply to Completion as so deferred; or

6.4.2 to proceed to Completion so far as practicable without limiting its rights under this Agreement; or

6.4.3 to elect to terminate this Agreement without liability on the part of the Purchaser.

7.	Representations & WARRANTIES

7.1	Representations and Warranties of the Vendor.

In connection with the sale and transfer of the Shares to Purchaser, and except as otherwise disclosed in the information provided to the Purchaser as contained in Disclosure Bundles, the Financial Statements and other written disclosures provided to the Purchaser in writing, the Vendor represent and warrant as of the date hereof, and as of the Completion Date, as follows:

7.1.1	Authorization and enforceability of the Agreement; Capacity

(i)	the execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Vendor and Company;

(ii)
this Agreement constitutes the legal, valid and binding obligation of the Vendor and is enforceable against it in accordance with its terms (assuming due execution and delivery by Purchaser), subject to applicable bankruptcy, solvency and other laws effecting creditors’ rights generally; and

(iii)
the Vendor has all requisite power and authority to execute and deliver the Agreement and each of the Contractual Documents and any other certificate delivered by it pursuant to the Agreement (to which it is a party), and to perform its obligations hereunder or thereunder.

7.1.2	Good title to the shares subject to the sale and transfer of the Shares

(i)	the particulars of the Company and its Subsidiaries, including the ownership structure, as set out in Schedule 1 are true and complete as of the date hereof and as of the Completion Date;

(ii)
neither the Company nor any of its Subsidiaries have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor does it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock and the Vendor has not entered into any agreements or made any commitments with any person or entity for the sale, donation, transfer or assignment of the of any of their equity share in the Company, other than as provided for in this Agreement; and

(iii)
as of the Completion Date, all of the outstanding shares of the capital stock or registered capital, as applicable, of the Company and its Subsidiaries will be validly issued, fully paid and nonassessible, meaning that no further sums are required to be paid by the holders thereof in connection with the issuance thereof, and upon the completion of the sale and transfer of the Shares, the Purchaser shall have good and marketable title to the transferred Shares, free and clear of all Encumbrances and adverse claims;

(iv)
as of the Completion Date, the Vendor shall have no interests in any shares, options or other securities issued by the Company or any of its Subsidiaries or in any indebtedness of the Company or any of its Subsidiaries;

7.1.3	Organization, permits and licenses of the Company and its Subsidiaries

(i)
the Company and its Subsidiaries are duly organized, validly existing and in good standing under the laws of Hong Kong SAR and the PRC respectively and have all licenses, approvals, permits and qualifications required to own their assets and carry on their business as the same is presently carried on;

(ii)
the Company and its Subsidiaries have all requisite power and authority necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement and they have conducted their business and operations within the scope permitted by their business licenses and relevant laws and regulations;

(iii)	the Company and its Subsidiaries have made all filings and registrations with the public authorities required in respect of Company and its operations under relevant laws and regulations; and

(iv)
the Company and its Subsidiaries have not received any current written notices from any government authority except as disclosed to the Purchaser in the Disclosure Letter, ordering compliance or revoking any permits or licenses issued to it for non-compliance in respect of the activities of Company and its Subsidiaries where such order or revocation would have a Material Adverse Effect on the business or operations of the Company as currently conducted.

7.1.4	Material Adverse Change

Since the date of the completion of the transactions contemplated by the Prior Agreement and since the Balance Sheet Date there has been no event or occurrence or omission which has had or which could reasonably be expected to result in a Material Adverse Change.

7.1.5	Financial statements of the Company and its Subsidiaries

(i)
the Company has provided true, correct and complete copies of the audited and non-audited financial statements of the Company and its Subsidiaries since their establishment to Purchaser, copies of which are attached hereto as Exhibit A (hereafter the "Financial Statements"), which represent an accurate and complete description of the current financial status of the Company and its Subsidiaries in all respects;

(ii)
any omission by the Vendor to provide information concerning the financial status of the Company and its Subsidiaries could not reasonably be expected to have a Material Adverse Effect on the financial status of the Company;

(iii)
the Financial Statements have been consistently prepared in accordance with International Accounting Accepted Principles (IAAP) and fairly present the financial position of the Company and its Subsidiaries and the results of their operations, changes in shareholder's equity and cash flows in all material respects at the times and for the periods indicated;

(iv)	the Financial Statements do not contain any items of special or non-recurring income or any other income not earned in the ordinary course of business except as specified therein;

(v)
the Company and its Subsidiaries have no material disagreements with, or has received financial or corporate misconduct warnings from, any auditor, accounting firm, law firm or other professional or government authority with respect to the financial status of the Company and its Subsidiaries and with respect to the whole of the Financial Statements (audited and un-audited) since its establishment;

7.1.6	Business of the Company and its Subsidiaries

In relation to the Company’s and its Subsidiaries’ operations, neither the Company nor its Subsidiaries have since their establishment:

(i)	entered into any contract, commitment or transaction other than in the ordinary course of business;

(ii)	declared, accrued, set aside or paid any dividends or made any distribution in respect of its capital stock to any shareholder, other than as disclosed in the Financial Statements;

(iii)
increased the compensation or other benefits payable or to become payable to, or paid or agreed to pay any bonus or similar payment to, any employee, officer, director or shareholders, except as consistent with past practice or as required by applicable law or regulation;

(iv)
purchased or otherwise acquired or leased or licensed any asset that is material to the operation of the business of Company or its Subsidiaries, as it is currently conducted, from any other person or entity, other than in the ordinary course of business;

(v)
sold or otherwise transferred, leased, licensed, pledged or mortgaged any asset that is material to the operation of the business of Company or its Subsidiaries as it is currently conducted to any other person or entity;

(vi)
as of the date of this Agreement, written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of US $500,000 or its RMB equivalent;

(vii)	made any loan to any other person or entity or assumed or guaranteed any liability of any other person or entity:

(viii)	changed any of its methods of accounting or accounting practices in any material respect (other than any changes required to conform to current changes in IAAP);

(ix)
entered into any agreements regarding any merger or consolidation of or by Company with any other corporation or any acquisition of all or any part of the stock equity interest of any other corporation or business organization or substantially all of the business or assets of, any other person, firm, association, corporation or business organization;

(x)	implemented any change affecting the banking arrangements or powers of attorney or grants of agency currently in effect or opened any new bank accounts for the Company or its Subsidiaries;

(xi)
failed to perform any of its obligations in any material respect with respect to any contract to which the Company or its Subsidiaries is a party and which is material to Company's or its Subsidiaries’ business or operations or to which any of Company's or its Subsidiaries’ real property is bound;

(xii)	closed any facility or terminated any operations;

(xiii)	as of the date of this Agreement, had any employees terminate, or give written notice to Company of their intent to terminate, their employment with the Company;

(xiv)
failed to comply with applicable filing and registration requirements in respect of corporate or other documents and licenses imposed under relevant published and publicly available laws, or failed to conduct its business and corporate affairs in compliance with their organizational documents and applicable published and publicly available laws and regulations; and

(xv)	carried on business under a name other than their own names.

7.1.7	Related party agreements (conflict of interest)

In relation to related party agreements:

(i)
neither the Company nor any of its Subsidiaries is a party to any contract, commitment or transaction (including by way of loan) with any officer, director of the Company or its Subsidiaries or the Vendor or any of its Affiliates or associates, except for as disclosed in the Disclosure Letter or the Financial Statements and employment contracts established in the ordinary course of business;

(ii)
the Vendor is not a party to any contract, commitment or transaction (including by way of loan) with the Company or any officer, director of the Company, or any of the Company’s Subsidiaries or associates, except for as disclosed in the Disclosure Letter or the Financial Statements and employment contracts established in the ordinary course of business;

(iii)
the Vendor is not a party to any contract, commitment or transaction (including by way of loan) with any other company or the shareholders of other companies (or their Affiliates) in which the Vendor has a direct or indirect equity interest, family interest, or other substantial personal commercial interest in, except for as disclosed in the Disclosure Letter or the Financial Statements and employment contracts established in the ordinary course of business.

7.1.8	Assets

(i)
the Company and its Subsidiaries own and have good and marketable title, free and clear of all Encumbrances (except as disclosed in the Financial Statements), and subject to the interests of landlords and lessors with respect to the leased real property, leasehold improvements and leased personal property assets), to all assets used in business, including all assets reflected on the balance sheet included in the Financial Statements or acquired by it after the date of such balance sheet, except for changes in such assets in the ordinary course of business subsequent to that date; and

(ii)
the Company and its Subsidiaries have not disposed of any tangible movable property or real estate owned or leased by Company or its Subsidiaries, other than in the ordinary course of business and on a basis consistent with past practices.

7.1.9	Tax

In relation to the tax matters of the Company and its Subsidiaries that:

(i)
true and complete copies of all corporate income tax, business tax and value added tax returns filed by the Company and its Subsidiaries since their establishment dates (hereafter the "Company Tax Returns") have been provided to Purchaser;

(ii)	the Company has delivered to Purchaser true and complete copies all audit reports relating to Company Tax Returns since the establishment of the Company and its Subsidiaries;

(iii)
any tax required to have been withheld or collected by the Company and its Subsidiaries have been duly withheld and collected, and (to the extent required) each such tax has been duly paid to the appropriate Approval Authority with there being no outstanding tax liabilities of the Company;

(v)
the Vendor, the Company and its Subsidiaries have paid all stamp duty taxes when they have become liable to pay such tax, together with any penalty or interest due thereon, and no stamp duty tax is owed by the Vendor, the Company and its Subsidiaries as of the date hereof or as of the Completion Date;

(vi)	there is no claim or other administrative or litigation action pending or threatened against or with respect to the Company or its Subsidiaries, in respect of any tax.

7.1.10	Litigation, claims and other disputes

(i)
the Company and its Subsidiaries are not currently a party to any legal action, litigation or other legal proceeding, and there is no legal action, litigation or other legal proceeding in progress, or threatened against the Company and its Subsidiaries by any party whatsoever, and there are no facts likely to give rise to the same, including with regard to the authorized capital stock or equity interest (including capital contributions to the registered capital) of the Company or its Subsidiaries. The Company and its Subsidiaries have not received any current and applicable notice from any Approval Authority of any investigation, inquiry or enforcement proceedings or process and there is no unsatisfied judgment, order, arbitration award or decision of any court, tribunal or arbitrator against Company;

(ii)
With respect to any contract to which the Company or its Subsidiaries are a party and related to the business or operations of the Company or its Subsidiaries or to which any of the real property of the Company or its Subsidiaries is bound, the Company and its Subsidiaries have not received any current written notice from the other party or parties thereto terminating, or purporting to terminate, such contract or alleging or asserting a breach or default by Company thereof, or of any material claims to be made by the other party or parties.

7.1.11	Organizational Documents

The copies of the organizational documents of the Company and its Subsidiaries provided to the Purchaser are true and correct and has embodied therein or annexed to it a copy of every resolution or agreement as is required by applicable law to be embodied in or annexed to it, and sets out completely the rights and restrictions attaching to each class of authorized share capital of the Company and its Subsidiaries.

7.1.12	Employee and labor matters

(i)
the Company and its Subsidiaries complied with all applicable laws and regulations relating to the employment of its employees, including without limitation laws and regulations pertaining to welfare funds, housing funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like;

(ii)
the Disclosure Letter accurately sets forth, with respect to each employee of Company and its Subsidiaries (including any employee of the Company who is on a leave of absence or on layoff status): the name of such employee, the date as of which such employee was originally hired by the Company or its Subsidiaries, such employee's title, and each current benefit plan in which such employee participates or is eligible to participate;

(iii)
no former employee of Company or its Subsidiaries, or spouse or other dependent of any such former employee, is receiving or is currently scheduled to receive any benefits, directly or indirectly, from the Company or its Subsidiaries relating to such former employee's employment with the Company or its Subsidiaries;

(iv)	neither the Company nor its Subsidiaries is not a party to or bound by any collective bargaining agreement and that there is no current or threatened, slowdown, work stoppage, or labor dispute;

(v)
the employment of each of the Company's and its Subsidiaries’ employees is terminable by the Company and/or its Subsidiaries at will, subject to the giving of the statutory requisite notice period and the payment of any applicable severance or other payments under the relevant law;

(vi)
no person or entity (including, but not limited to, relevant public authorities) has made any claim against the Company or its Subsidiaries arising out of any legal requirement relating to un-accrued wages or salary, social benefits, employment and health benefits or compensation.

7.1.13	Employee benefit schemes

The Company’s and its Subsidiaries’ employee benefit schemes are set out in the Disclosure Letter. No other currently effective plans, schemes or agreements have been adopted by the Company or its Subsidiaries or to which the Company or its Subsidiaries may be bound in respect of such employee benefit scheme and the Company and its Subsidiaries has made available to the Purchaser documents and descriptions of all employee benefit schemes currently in effect.

7.1.14	Affiliate equity holdings

In relation to the Vendor’s and the Company’s Affiliate holdings, before the completion of the share transfer on the Completion Date:

(i)
the Vendor and the Company shall have good and marketable title to their direct and indirect equity holdings in their Affiliates described in the Disclosure Letter, free and clear of all liens, charges, encumbrances and adverse claims;

(ii)
the Vendor and the Company have not entered into any agreements or made any commitments with any person or entity for the sale, transfer or assignment of its direct or indirect equity holdings in its Affiliates described in the Disclosure Letter;

(iii)
the Company’s Subsidiaries have good title to their subsidiary equity holdings in other entities, have duly obtained all permits required by law to carry on their business, have good and marketable title to their assets free and clear of all liens, charges and encumbrances, and current contracts with suppliers or customers are free of any substantial claim or dispute;

(iv)
the Company does not hold or beneficially own any equity interest of any corporation and has not agreed to acquire any equity interest of any corporation other than the Subsidiaries set forth on Schedule 1, Part 2 of this Agreement.

7.1.15	Agreements with other Parties

Neither the Company nor any of its Subsidiaries is a party to any agreement that entitles any other party to the agreement to terminate or vary the agreement by reason of the transfer to Purchaser of the shares subject to the sale and transfer of the Shares or compliance with any provision of this Agreement.

The execution and delivery by the Vendor of the Agreement, the other Contractual Documents and any other certificates or documents delivered by the Vendor pursuant to the Agreement, the offering and sale of the Shares hereunder do not and will not conflict with:

(1)	the organizational documents of the Vendor, the Company or any of its Subsidiaries;

(2)
any contract or permit to which the Vendor, the Company or any of its Subsidiaries is a party or by which any of the properties or assets of the Vendor, the Company or any of its Subsidiaries are bound;

(3)
any order of any court, authority or arbitrator applicable to the Vendor, the Company or any of its Subsidiaries or any of the properties or assets of the Vendor, the Company or any of its Subsidiaries as of the date hereof; or

(4)	any applicable law;

and, to the best of the Vendor’s knowledge, the relationships between and among members of the Company and its Subsidiaries and clients, customers, suppliers and employees will not be adversely affected thereby and the Vendor is not aware of any circumstances (whether or not connected with the Purchaser or the sale of the Shares) indicating that, nor has it been informed or is otherwise aware that any person who now has business dealings with the Company or its Subsidiaries would or might cease to do so from and after Completion.

(B)
No consent, waiver, approval, order, permit or authorisation of, or declaration or filing with, or notification to, any person or authority, other than the consents set forth in the Disclosure Letter is required on the part of the Vendor, the Company or its Subsidiaries in connection with (i) the execution and delivery of the Agreement or the compliance by the Vendor, the Company or its Subsidiaries with any of the provisions thereof, the consummation of the transactions contemplated hereby or the taking of any other action contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Completion Date of any permit or contract of any member of the Company or its Subsidiaries.

7.1.16	Insurance matters:

(i)	all material policies of insurance for the benefit of the Company and its Subsidiaries are set forth in the Disclosure Letter;

(ii)
all such insurance policies are currently in full force and effect and nothing has been done or omitted to be done by the Company or its Subsidiaries which could make any policy of insurance void or voidable or materially increase the premiums payable under any policy;

(iii)	no claim filed by the Company or its Subsidiaries is outstanding under any past or present policy of the Company or its Subsidiaries; and

(iv)	neither the Company nor its Subsidiaries has not been notified by any insurer that it is required or advised to carry out any maintenance, repairs or other works in relation to any of its assets.

7.1.17	Real estate

With respect to the Properties listed in the Disclosure Letter:

(i)
the Properties are the only real estate owned, leased or occupied by the Company and its Subsidiaries and the Company and its Subsidiaries are in possession of same and all documents necessary to prove title or leasehold interest to each of the Properties are in the possession of the Company and its Subsidiaries;

(ii)	there are no disputes regarding boundaries, easements, undertakings or other matters relating to any Properties or its use;

(iii)
to the Vendor’s knowledge, there are no notices or proposals on the part of any relevant approval authority which would materially affect any of the Properties including those relating to preservation, compulsory purchase or highways works; and

(iv)	payments of all land use fees due to any relevant approval authority on or before the date of this Agreement in relation to the Properties have been made in full.

7.1.18	Improper payments

Neither the Company nor its Subsidiaries is a party to any agreement, arrangement or understanding which involves either directly or indirectly either of the following:

(i)	any offer or payment to any official of a Approval Authority to influence him or her or to assist in the obtaining or retaining of any business; or

(ii)
any offer or payment to any other person or entity while knowing, or having reason to know, that all or part of the matter offered or the payment would be made available or paid to any official of a Approval Authority to assist in the obtaining or retaining of any business.

7.1.19	Intellectual property matters

Neither the Company nor its Subsidiaries have received any current written notice that the operation of the business of the Company or its Subsidiaries in the ordinary course:

(i)	have infringed any intellectual property rights of any third party; or

(ii)	have given rise to any commission, royalty or like fee or require any consent or license to be obtained for any unlicensed or unauthorized use of any intellectual property.

7.1.20	Company receivables:

The Company and its Subsidiaries’ receivables (including customer deposits, indebtedness, and major customers) are described in the Disclosure Letter and Financial Statements and which provide an accurate and complete description of:

(i)
the current status of the accounts payable and all such accounts receivables represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business and such receivables are enforceable and have realized or in the aggregate will realize the nominal amount thereof and all such receivables will be collectible in full;

(ii)	all current customer deposits and other deposits held by the Company and its Subsidiaries;

(iii)	the long term debt status of the Company and its Subsidiaries as of the date of this Agreement; and

(iv)	the revenues received from each of the 10 largest customers of Company and its Subsidiaries (measured by revenue) since their establishment.

7.1.21	Other Liabilities

(A)  As of the date of this Agreement, the Company and its Subsidiaries have no liabilities, except for:

(i)	the liabilities shown on the balance sheet dated as of May 31, 2008;

(ii)
liabilities that have arisen since May 31, 2008 in the ordinary course of business (but excluding indebtedness) and are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period; and

(iii)
liabilities (but excluding indebtedness) which, individually and in the aggregate, would not have a Material Adverse Effect on the Company or its Subsidiaries. For purposes of this Article, "Liabilities" shall mean liabilities of the type required to be reflected as current liabilities on a balance sheet prepared in accordance with the IAAP.

(B)	The Company and its Subsidiaries have not incurred any Indebtedness since the completion of the transactions contemplated by the Prior Agreement or since the Balance Sheet Date.

7.1.22	Loans

Save as disclosed in the Financial Statements, there are at the date of this Agreement:

(A)
no loans, guarantees, material undertakings, material commitments on capital account or unusual liabilities, actual or contingent, made, given, entered into or incurred by or on behalf of the Company or any of its Subsidiaries;

(B)	no mortgages, charges, liens or other similar encumbrances on the assets of the Company or any of its Subsidiaries or any part thereof; and

(C)	no outstanding loan capital or other loans to the Company or any of its Subsidiaries.

7.1.23	Environmental

(A)	The Vendor, the Company and its Subsidiaries have complied at all times with applicable environmental laws.

(B)
The Vendor, the Company and its Subsidiaries have obtained all necessary environmental Permits (all of which are valid and subsisting) and the Vendor, the Company and its Subsidiaries have complied at all times with all terms, conditions and limitations in all environmental Permits.

(C)	No environmental Permit may be revoked, modified or suspended as a result of the acquisition by the Purchaser of the Shares.

(D)
No circumstances exist, nor so far as the Vendor is aware are likely to arise which could make it impossible, difficult or require material expenditure other than in the normal course of business for the Company and its Subsidiaries to comply with the conditions or limitations in any environmental Permits in the future or may result in any such environmental Permit not being extended, renewed, granted or (where necessary) transferred and the Vendor, the Company and its Subsidiaries have received no communication revoking, suspending, alleging non-compliance, modifying or varying any of the environmental Permits and is not aware of any circumstances which might give rise to any such communication being received.

(E)
Neither the Vendor, the Company nor its Subsidiaries is engaged in any litigation, arbitration, administrative or criminal proceedings or negotiations with any person or authority relating to environmental law or its enforcement and so far as the Vendor is aware no litigation, arbitration, administrative or criminal proceedings or negotiations with any person or authority relating to any actual or potential liability under or non-compliance with environmental law are pending, threatened or envisaged by or against the Vendor, the Company or its Subsidiaries.

(F)	There are no Hazardous Materials present at, on, in or under the Premises save where stored or used in full compliance with environmental law.

(G)
Neither the Vendor, the Company nor its Subsidiaries is responsible (wholly or in part) for any clean up or other corrective action in relation to any Premises or former Premises or activities or operations undertaken or formerly undertaken by the Vendor, the Company or its Subsidiaries and is not subject to any investigation or inquiry by any authority and has not received any communication regarding clean up of any Premises or former Premises.

(H)
All reports resulting from all environmental or health and safety investigations, audits, appraisals, policies or assessments undertaken or commissioned by the Vendor, the Company or its Subsidiaries or of which the Vendor is aware relating to the Company’s or its Subsidiaries’ operations, plant, equipment, Premises or former Premises have been provided to the Purchaser and, so far as the Vendor is aware, any such investigation, audit or appraisal or assessment was carried out competently and the contents of any such reports are correct in all material respects, do not contain material omissions and where recommendations have been made, these have been complied with in all material respects.

(I)	The Vendor, the Company and its Subsidiaries have complied with any internal or published statements of corporate environmental policy and operating procedures.

(J)	Neither the Vendor, the Company nor its Subsidiaries has not assumed or retained, by contract, any liability arising under environmental law of any third party.

7.1.24	Registered Capital Increase

The registered capital of Anhui has been increased from RMB 10 million to RMB 12.2 million and the full amount of the increase is to be for the benefit of the Company. In connection with such increase, the Company is required to make a contribution to Anhui’s registered capital as the sole action required in order to complete the transactions that will increase its direct ownership from 10% to 26.2% and its overall ownership to 50.59%. The full amount of the funds required by the Company to pay its portion of such capital contribution have been previously contributed to the Company by way of a (i) shareholder loan made by the Vendor to the Company and (ii) the proceeds from the sale of the shares of Nanjing PetroChina.

7.2	Representations and Warranties of Purchaser

The Purchaser represents and warrants to the Vendor that:

7.2.1  The Purchaser is only duly organized and validly existing under the laws of the British Virgin Islands;

7.2.2  The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate actions on the part of Purchaser;

7.2.3 This Agreement will be binding and enforceable in accordance with its terms, subject to applicable bankruptcy, solvency and other laws effecting creditors’ rights generally;

7.2.4 The Purchaser has the capacity to pay for the sale and transfer of the Shares and will pay according to the provisions in this Agreement.

7.3	Further Assurances of the Vendor

7.3.1 Between the date of this Agreement and the Completion Date, the Vendor shall, and shall cause the Company or its Subsidiaries, to promptly notify the Purchaser in writing if the Vendor becomes aware of any fact or condition that causes or constitutes a breach of any of the Vendor’s representations and warranties contained in this Agreement, or if the Vendor becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence and discovery of such fact or condition.

7.3.2 Should any such fact or condition require any change in the Disclosure Letter or the Financial Statements, the Vendor will promptly deliver to Purchaser a supplement to the Disclosure bundles and Financial Statements and specifying and dating such change. Notwithstanding the foregoing, no such change or further disclosure shall affect the Warranties made as of the date of this Agreement.

7.3.3 During the same period, the Vendor shall, and shall cause the Company or its Subsidiaries to promptly notify Purchaser of the occurrence of any breach of any undertaking of the Vendor listed in this Agreement or if the occurrence of any event that may make the satisfaction of the conditions for Completion in Article 4 impossible or unlikely.

8.	ACTIONS AFTER COMPLETION

8.1	Business Information

For a period of 1 year from Completion, the Vendor shall retain any books and records which contain information relating to the business of the Company which are not in the possession of the Company or are not delivered to the Purchaser at Completion, and shall make or procure to be made available such books and records for inspection and copying by representatives of the Purchaser or any other member of the Purchaser's Group during business hours on reasonable advance notice.

8.2	Transitional Services

The Vendor undertake to procure that all services and facilities (other than the provision of credit, financing or treasury services which utilise the balance sheet of the Vendor) that have been provided to the Company within three months prior to the date of Completion shall, unless the Purchaser otherwise directs in writing, continue to be made available to the Company for a period of three months from Completion and the Purchaser shall pay for such services at the rates previously charged.

9.	Collaborations between the purchaser and THE VENDOR

9.1	Supply Priority

After the Completion, the Purchaser agrees to consider giving the Vendor and its affiliates the priority to purchase products from the mother stations of the Company’s Subsidiaries at the fair market price within the Priority Period.

9.2	Purchase Priority

After the Completion, the Purchaser agrees to consider giving the Vendor and the affiliates of the Vendor the priority to sell their products to the Purchaser at the fair market price within the Priority Period. Consistent with the foregoing, the Purchaser acknowledges that the Vendor is the manufacturer of non-standard pressure containers, compressed natural gas (CNG) filling station equipment and transportation vehicles, and vehicle fuel conversion kits. Accordingly, without creating any legal obligation, the Purchaser will use its commercially reasonable efforts to offer the Vendor the opportunity to bid for the opportunity to be the provider of such services during the Priority Period on such terms and conditions as may be agreed.

9.3	Priority Period

“Priority Period” is the 3-year period following the Completion Date.

10.	CONFIDENTIALITY

10.1 The Vendor acknowledges that it has knowledge of or has had access to information about the Company and its Subsidiaries which is either a trade secret, confidential or commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or its Subsidiaries or to the general public and which if disclosed may cause harm to the Company, its Subsidiaries or the Purchaser. The Vendor further acknowledges that it may in the future have knowledge of or obtain access to such information pursuant to this Agreement. In light of the foregoing, the Vendor undertakes that it shall not, and shall procure that no Affiliate of the Vendor nor any person, firm or company carrying on with the consent or privity of the Vendor any business in succession to the Vendor will, disclose to any other person any information of a secret or confidential nature relating to the businesses of the Company or its Subsidiaries save for any such information which:

10.1.1 is in or becomes part of the public domain other than through a breach by the Vendor, its Affiliates or any employees, directors or agents of the obligations set out in this Clause 10;

10.1.2 may be required to be disclosed by applicable law or by any relevant regulatory authority.

11.	ENTIRE AGREEMENT AND REMEDIES

11.1	Entire Agreement

This Agreement together with any other documents in the Agreed Form referred to in this Agreement (together the "Contractual Documents") contains the whole agreement between the parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and except to the extent repeated in this Agreement or any Contractual Document, supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

11.2	Acknowledgement

Each party acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into the Contractual Documents.

11.3	Remedies

So far as permitted by law and except in the case of fraud, or any dishonest, reckless or willful misstatement or omission by or on behalf of any Vendor, each party agrees and acknowledges that following Completion its only right and remedy in relation to any Warranty or undertaking made or given in connection with this Agreement or any of the Contractual Documents shall be for indemnification in relation to a breach of the terms of this Agreement or any of the Contractual Documents to the exclusion of all other rights and remedies (including those in tort or arising under statute).

11.4	Indemnification

The Vendor hereby agrees to indemnify the Purchaser, its Affiliates and their respective directors, officers, employees, agents, successors and assigns (including any transferee of the Shares) (collectively, the “Purchaser Indemnified Parties”) against and agrees to hold each of them harmless from any and all reasonable cost and damage (including incidental and consequential damages), loss, liability, obligation and expense (including without limitation expenses of investigation and attorneys’ fees and expenses in connection with any action, suit or proceeding) or diminution of value, whether or not involving a third party claim (“Damages”), incurred or suffered by a Purchaser Indemnified Party arising out of:

(i)	any breach of Warranty made by the Vendor pursuant to this Agreement or any Contractual Documents;

(ii)
any breach of a covenant or agreement to be performed by the Vendor, the Company or its Subsidiaries pursuant to this Agreement or any Contractual Documents, save and except as a result of a default hereunder of a Purchaser Indemnified Party; or

(iii)
any breach of any representation, warranty covenant or agreement by the seller under the Prior Agreement that gives the Vendor the right to claim any remedy against such seller, provided that such indemnification is limited to the amount actually recovered from such seller.

The Purchaser hereby agrees to indemnify the Vendor, its Affiliates and their respective directors, officers, employees, and agents (collectively, the “Vendor Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by a Vendor Indemnified Party arising out of:

(i)	any breach of warranty made by the Purchaser pursuant to Clause 7.2 of this Agreement; or

(ii)	any breach of a covenant or agreement to be performed by the Purchaser pursuant to this Agreement, save and except as a result of a default hereunder of a Vendor Indemnified Party.

11.4	Procedures

11.4.1 The party seeking indemnification under this clause 11 (the “Indemnified Party”) for Damages arising from the breach of any Warranties or the failure to perform any covenant or agreement hereunder agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim relating to such Damages, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this clause 11 and will provide the Indemnifying Party such information with respect thereto describing (to the extent reasonably possible) the facts giving rise to the claim for indemnification hereunder and shall include in such notice (if then known) the amount or the method of computation of the amount of such claim. Subject to clause 6.4, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party demonstrates that the defense of such claim is prejudiced by the Indemnified Party’s failure to give such notice.

11.4.2 The Indemnifying Party shall be entitled at its expense to control and appoint lead counsel reasonably satisfactory to the Indemnified Party for any claim, unless (i) the Indemnifying Party is also a party to such claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such claim and provide indemnification with respect to such claim.

11.4.3 The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), settle any such claim, unless the settlement (i) releases the Indemnified Party from all liabilities and obligations with respect to such claim, (ii) involves only money Damages and does not seek an injunction or other equitable relief and (iii) in the good faith judgment of the Indemnifying Party, settlement of, or an adverse judgment with respect to, such claim is not likely to establish a precedential custom or practice materially adverse to the continuing business and the interests of the Indemnified Party.

11.4.4 The Indemnified Party shall be entitled at its expense to participate in the defense of such claim and to employ separate counsel of its choice for such purpose. So long as the Indemnifying Party is conducting a diligent defense of the Indemnified Party, the Indemnified Party shall not settle any claim (or make any admission or concession in connection therewith) without the prior written consent of the Indemnifying Party.

11.4.5 Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any such claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

11.4.6 For the purposes of this clause 11, the Vendor hereby consents to the non-exclusive jurisdiction of any court in which a claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such claim or the matters alleged therein, and agree that process may be served on the Vendor with respect to such claim anywhere in the world.

11.5	Reasonableness of this Clause

Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees, having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

12.	GUARANTEE

12.1	Guarantee Obligations

In consideration of the Purchaser entering into this Agreement, the Guarantor shall, as primary obligations:

12.1.1 procure that the Vendor shall duly observe and promptly perform all of its obligations under this Agreement and all other Contractual Documents;

12.1.2 if and whenever the Vendor shall be in default in the payment when due of any amount payable under this Agreement or any other Contractual Document or of any damages for breach of the same or of any of the representations or warranties or undertakings contained herein or therein and within seven (7) Business Days after being given notice to that effect by the Purchaser, pay all such amounts then payable by the Vendor as though the Guarantor instead of the Vendor were expressed to be the principal debtor in respect of such amounts and not merely as surety, without any requirement for the Purchaser first to have recourse against the Vendor or any other person; and

12.1.3 indemnify the Purchaser against the reasonable cost of collecting any amount payable by the Vendor and referred to in Clause 11.

12.2	Indemnity

Any amount not paid by the Vendor and not recoverable from the Guarantor on the basis of a guarantee (whether because of any legal limitation, disability or incapacity on the part of the Vendor or any other matter or thing whether known to the Purchaser or not) shall nevertheless be recoverable from the Guarantor on the basis of an indemnity.

12.3	Indulgence etc.

The Guarantor acknowledges that its liability under this Clause 12 shall not be discharged or affected in any way by time being given to the Vendor or by any other indulgence or concession being granted to the Vendor or by any other act, omission, dealing, matter or thing whatsoever (including any change in the memorandum or articles of association of the Vendor, any amendment to this Agreement or the liquidation, dissolution, reconstruction or amalgamation of any of the Company or the illegality or enforceability of this Agreement) which but for this provision might operate to release the Guarantor from its obligations under this Clause 12.

12.4	Continuing Guarantee

The guarantee contained in this Clause 12 is a continuing guarantee and shall remain in full force and effect until all obligations of the Vendor hereby guaranteed have been discharged in full. It is in addition to and shall not prejudice nor be prejudiced by any other guarantee, indemnity or other security or right against any other person which the Purchaser may have for the due performance of the obligations concerned.

12.5	Set Off

The Guarantor shall not be entitled to set off against the obligations hereby guaranteed any liabilities or obligations which are due from the Purchaser to the Vendor under any provision of this Agreement or any other agreements entered into pursuant hereto.

13	OTHER PROVISIONS

13.1	Vendor’s Liability

No failure to exercise, and no delay in exercising, on the part of the Purchaser any right or remedy under this Agreement shall operate as a waiver of such right or remedy nor shall any single or partial exercise of any right or remedy preclude the exercise of any other right or remedy.

13.2	Announcements

No announcement or circular concerning the existence of this Agreement or the sale of the Shares or other terms of the transaction contemplated by this Agreement shall be made or issued by or on behalf of the Vendor or the Purchaser without the prior written approval of the Vendor and the Purchaser (such approval not to be unreasonably withheld or delayed); provided, however, that this restriction shall not apply to any announcement or circular required by law or any regulatory body or the rules of any relevant stock exchange so long as the party with an obligation to make an announcement or issue a circular shall to the extent practicable consult with the other party insofar as is reasonably practicable before complying with such an obligation.

13.3	Successors and Assigns

13.3.1 The Vendor agrees that the benefit of every provision in this Agreement is given to the Purchaser for itself and its successors in title and assigns. Accordingly, the Purchaser (and its successors and assigns) may at any time, without the consent of the Vendor, assign all or any part of the benefit of, or its rights and benefits under, this Agreement, to its successor in title, any purchaser from the Purchaser, or any Affiliate of the Purchaser.

13.3.2 The Vendor agrees that, upon the request of the Purchaser or its successors in title or assigns, this Agreement may be novated (in whole or in part) in favour of the beneficial owner for the time being of the Shares, and the Vendor shall execute a novation agreement in the form reasonably required by the Purchaser. If the Vendor fails to execute any such Agreement within 14 days of the request by the Purchaser, the Purchaser may execute it on behalf of the Vendor and for such purpose the Vendor hereby irrevocably appoint the Purchaser as the Vendor’s attorney for the purpose of executing any such novation agreement. The Vendor agrees to ratify and confirm any action taken by the Purchaser by virtue of this power of attorney.

13.4	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

13.5	Time of the Essence

Time shall be of the essence for this Agreement as regards any dates, times and periods fixed by this Agreement for the performance of any obligation by any of the parties whether as originally fixed or as altered in accordance with this Agreement or by agreement in writing between the parties.

13.6	Further Assurance

The Vendor shall execute or, so far as it is able, procure that any necessary third party shall execute, all such deeds and documents and do all such things as the Purchaser may require from time to time for perfecting the transactions intended to be effected under or pursuant to this Agreement and for vesting in the Purchaser or its nominee the full benefit of the Shares, including without limitation paying any stamp duty that is payable in connection with the transactions contemplated hereunder. Without limiting the generality of the foregoing, the Vendor hereby irrevocably appoints, with effect from Completion, the Purchaser or any person nominated by the Purchaser to be its attorney, in such Vendor's name and on its behalf, to execute and complete any transfers or other documents which the Purchaser may require for perfecting its title to or for vesting the Shares in the Purchaser or its nominees and otherwise generally to sign, seal and deliver and otherwise perfect any such transfers or other documents and deal with any distributions, property and rights deriving from the Shares, including without limitation the voting rights attached to the Shares, and otherwise do all such acts and things as may be required for the acquisition of the full benefit of the Shares in accordance with the terms hereunder in the event of a failure of the Vendor to perform its obligations hereunder and/or pending registration of the transfer of the Shares. The Vendor hereby covenants with the Purchaser to ratify and confirm any such deed, document, act and thing and all transactions which any such attorney may lawfully and properly execute or do pursuant to this Clause 12.6.

13.7	Costs

The Vendor shall bear all costs incurred by it and the Company and the Company’s Subsidiaries in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Shares. The Purchaser shall bear all such costs incurred by it. Any stamp duty chargeable upon the execution and performance of this Agreement and the other Contractual Documents shall be borne by the Vendor and the Purchaser in equal shares.

13.8	Interest

Save as otherwise provided in this Agreement, if the Vendor or the Purchaser default in the payment when due of any sum payable under this Agreement, the liability of the Vendor or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment at the rate of 4 times of HIBOR per annum.

13.9	Notices

13.9.1 Any notice, claim or demand in connection with this Agreement shall be in writing in English (a "Notice") and shall be sufficiently given or served if delivered or sent:

In the case of the Vendor to	Sinoenergy Holding Limited 1603-1604, Tower B Fortune Centre Ao City, Beiyuan Lu, Chaoyang District, Beijing, China
Fax: +86 10 84928665
Attention: Mr. Liu Yan Ying

In the case of the Purchaser to	Greka SNU Ltd.
Suite 3308, 33rd Fl, Exchange Square Two Central, Hong Kong
Fax: +852 3710 0068
Attention: Mr. Randeep Grewal I

In the case of the Guarantor to	Sinoenergy Corporation 1603-1604, Tower B Fortune Centre Ao City, Beiyuan Lu, Chaoyang District, Beijing, China Fax: +86 10 84928665 Attention: Mr. Liu Yan Ying

13.9.2 Any Notice may be delivered by hand or sent by messenger, fax or prepaid post. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by fax, or 60 hours from the time of posting, if sent by post, or at the time of delivery, if delivered by hand or by messenger.

13.9.3 If any party to this Agreement dies, until the party giving notice has received notice in writing of the grant of probate of his will or letters of administration of his estate (or equivalent) any Notice so given shall be as effectual as if he were still living.

13.10	Invalidity

Without prejudice to Clauses 10.2 or 10.3 if at any time any provision in this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

13.11	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart but the Agreement shall not be effective until each party has executed at least one counterpart.

13.12	Governing Law and Submission to Jurisdiction

13.12.1 This Agreement and the documents to be entered into pursuant to it, shall be governed by and construed in accordance with Hong Kong SAR law.

13.12.2 All the parties irrevocably agree that the courts of the Hong Kong SAR are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it. All the parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

13.12.3 The Vendor irrevocably agrees that a judgment of the courts of the Hong Kong SAR in connection with a dispute over this Agreement and the documents to be entered into pursuant to it is conclusive and binding upon it and may be enforced against it in the courts of any other jurisdiction.

13.13	Specific Performance

The parties hereto acknowledge and agree that a failure to comply with the provisions of this Agreement shall cause irreparable harm to the other party that could not be adequately compensated by the payment of money damages and that, accordingly, without prejudice to any other rights or remedies of the parties, each party shall be entitled, without proof of special damages or the necessity of posting any bond or surety, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach by the other party of any of the terms and conditions hereunder.

13.14	Service of Process

13.14.1
Each of the Vendor and the Guarantor hereby irrevocably appoints Giant Power International Investment Limited of Room 2817, Shun Tak Centre, China Merchants Tower, 200 Connaught Road, Central, Sheung Wan, Hong Kong to accept service of all legal process arising out of or connected with this Agreement and service on the Vendor or the Guarantor, as applicable, at the above address (or such substitute) shall be deemed to be service on the Vendor or the Guarantor, as applicable. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in Hong Kong, each of the Vendor and the Guarantor irrevocably agrees to appoint a substitute process agent with an address in Hong Kong and to deliver to the Purchaser a copy of the substitute process agent’s acceptance of that appointment within 20 Business Days.

13.14.2
The Purchaser hereby irrevocably appoints Green Dragon Gas Limited of Suite 3308, Two Exchange Square, Central, Hong Kong to accept service of all legal process arising out of or connected with this Agreement and service on the Purchaser at the above address (or such substitute) shall be deemed to be service on the Purchaser. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in Hong Kong, the Purchaser irrevocably agrees to appoint a substitute process agent with an address in Hong Kong and to deliver to the Vendor a copy of the substitute process agent’s acceptance of that appointment within 20 Business Days.

IN WITNESS WHEREOF this Agreement has been executed by the duly authorised representatives of the parties on the date first above written.

VENDOR:

Executed and delivered as a deed by
Sinoenergy Holding Limited acting by
director and director or secretary	/s/ Bo Huang
(Signature of director)

/s/ Tianzhou Deng
(Signature of director/secretary)

PURCHASER:

Executed and delivered as a deed by
Greka SNU Ltd. acting by
director and director or secretary	/s/ Randeep S. Grewal
(Signature of director)

(Signature of director/secretary)

GUARANTOR:

Executed and delivered as a deed by	/s/ Bo Huang
Sinoenergy Holding Limited acting by	(Signature of director)
director and director or secretary

/s/ Tianzhou Deng
(Signature of director/secretary)